AmTrust Financial Services, Inc. Reports Third Quarter 2017 Net Loss Per Diluted Share of $(0.89) and Operating Loss Per Diluted Share(1) of $(0.04), including $0.25 per share of Catastrophe Losses in Quarter
Prior Period Development of $327 Million; Utilizes the Full Benefit of the Adverse Loss Development Cover

Book Value per Share of $13.26 and Adjusted Book Value per Share(3) of $14.38

Transformative Initiatives Taken to Unlock Shareholder Value Through Sale of Portion of U.S Fee Businesses to Madison Dearborn Partners,
and Sale of Personal Lines Policy Management System to National General Holdings Corp.

$75 Million of Catastrophe-Related Loss in the Quarter(2)

Third Quarter 2017 Highlights (All comparisons to third quarter 2016 unless otherwise specified)

•	Gross written premium of $1.99 billion and net earned premium of $1.19 billion, down 2.1% and 0.3%, respectively

•	Net loss attributable to common stockholders of $174.7 million, or $(0.89) per diluted share, compared to net income of $80.7 million, or $0.47 per diluted share

•	Net loss includes $326.9 million of losses ceded to our adverse development cover, partially offset by $186.8 million gain on sale of policy management system to National General Holdings Corp

•
Operating loss(1) of $7.5 million, or $(0.04) per diluted share, compared to operating earnings(1) of $106.0 million, or $0.61 per diluted share, in the third quarter 2016, primarily reflecting net catastrophe losses of $54 million

•
Loss ratio of 106.1% compared with 67.8% primarily reflecting $326.9 million, or 27.4%, related to prior year adverse reserve development, which was all ceded to the adverse development cover, in addition to 4.5% related to catastrophe events and 1.3% for reinstatement and accelerated ceded earned premium(5) related to catastrophe reinsurance, adjusting to a loss ratio of 72.9%

•	Expense ratio of 28.3%, compared with 25.4%, reflecting a net $31.4 million reclass expense to Service & Fee income and Other expense

•	Combined ratio of 134.4% compared with 93.2%

•
Adjusted underlying combined ratio(2) of 100.6%, after giving effect to losses ceded to the adverse development cover, excluding impact of catastrophe events, and after giving effect to reinstatement and accelerated ceded earned premium(5) related to catastrophe reinsurance, compared with 84.4%

•
On a YTD basis, adjusted underlying combined ratio(2) of 95.5%, after giving effect to losses ceded to the adverse development cover, excluding impact of catastrophe events and after giving effect to reinstatement and accelerated ceded earned premium(5) related to catastrophe reinsurance, compared with 85.6%

•	Book value per share of $13.26 based on 196.0 million common shares outstanding, compared to $13.81 based on 170.5 million common shares outstanding at year-end 2016

•	Adjusted book value per share(3) of $14.38, reflecting after-tax deferred reinsurance gain from adverse development cover

•	Weighted average number of diluted shares outstanding of 195.9 million, compared to 173.1 million, reflecting increased shares from privately placed common equity raise in May 2017

•	Board of Directors approves payment of quarterly dividend on common stock of $0.17 per share

NEW YORK, August 8, 2017 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq: AFSI) ("the Company" or "AmTrust") today announced third quarter 2017 net loss attributable to common stockholders of $174.7 million, or $(0.89) per diluted share, compared to net income of $80.7 million, or $0.47 per diluted share, in the third quarter 2016. For the third quarter 2017, operating loss(1) was $7.5 million, or $(0.04) per diluted share, compared to operating income(1) of $106.0 million, or $0.61 per diluted share, in the third quarter 2016.

Net loss and operating loss(1) in the current quarter were impacted by catastrophe losses including reinstatement and accelerated ceded earned premium(5) for catastrophe reinsurance of $49.3 million after-tax, or $0.25 per diluted share, ($75.8 million pre-tax).
“Over the past seven months, we have fundamentally transformed the Company’s balance sheet. The initiatives we took earlier this year, including a capital raise of $300 million and the sale of the personal lines policy management system to National General Holdings for $200 million, have significantly strengthened our capital base,” said Barry Zyskind, Chairman, President and CEO. “Earlier this week, we announced we have entered into a strategic transaction with Madison Dearborn Partners for a portion of our U.S. fee business, with a total enterprise value of $1.15 billion. We will receive gross cash proceeds of approximately $950 million at closing (subject to post-closing purchase price adjustments, final tax and indebtedness calculations), which we estimate will add approximately $6.00 per share in net tangible book value(2)(3) and approximately $3.50 per share in net book value(3). This transaction, upon close in the first half of 2018, will establish the strongest capital base in AmTrust’s history and position our Company to continue to grow as a premier multinational property and casualty insurer. We look forward to continuing to deliver returns for our shareholders through tangible book value growth, driven by our strategic and disciplined capital management process.”
Mr. Zyskind continued, “In the third quarter, our largest operating segments of Small Commercial Business and Specialty Risk and Extended Warranty, representing approximately 80% of gross written premium, continued to perform well. The elevated loss ratio in the period was driven by catastrophe events, the reserve charge on accident years 2016 and prior that was ceded to the adverse development cover, as well as more caution that we are exercising in the 2017 accident year to increase certainty around reserves and a number of seasonal and one-time loss items. Even with the impact of the prior year development, primarily in accident years 2013 through 2016, and particularly in the Specialty Program segment, our overall underwriting business was profitable in these years. We are carrying our 2017 accident year loss ratio above the average loss ratio of these years, excluding Specialty Programs, which gives us confidence in the profitability of our book of business.”

Third Quarter 2017 Results
Total revenue was $1.5 billion, an increase of $0.1 billion, or 4.3%, from $1.4 billion in the third quarter 2016. Gross written premium was $2.0 billion, a decrease of $43.3 million, or 2.1%, from $2.0 billion in the third quarter 2016. Net written premium was $1.18 billion, a decrease of $40.3 million, or 3.3%, compared to $1.22 billion in the third quarter 2016. Net earned premium was $1.19 billion, a decrease of $3.4 million, or 0.3%, from $1.20 billion in the third quarter 2016. The combined ratio was 134.4%, compared to 93.2% in third quarter 2016, and the adjusted underlying combined ratio(2) was 100.6%, compared to 84.4% in third quarter of 2016, after giving effect to the adverse development cover and the impact of losses related to catastrophes.
Total service and fee income of $180.5 million increased $46.6 million, or 34.8%, from $133.9 million in the third quarter 2016. The increase includes a $37.9 million reclassification of an amount previously included as a component of other underwriting expense in the first and second quarter of 2017. This reclassification had no impact on net income. The increase in service and fee revenue was attributable to the recent acquisition of PDP.
Net investment income totaled $61.1 million, an increase of 2.0% from $59.9 million in the third quarter 2016. In addition, third quarter 2017 results included net realized gains on investments of $24.5 million, or $15.9 million after-tax, on fixed maturity and equity investments, compared with net realized investment gains of $8.2 million, or $5.3 million after-tax, in the third quarter of 2016.
Loss and loss adjustment expense totaled $1.3 billion in the third quarter 2017, compared to $0.8 billion in the third quarter 2016, and resulted in a loss ratio of 106.1% compared with 67.8% for the third quarter 2016. The loss ratio in the third quarter 2017 was 78.7% after giving effect to the ADC. The loss ratio in the third quarter of 2017 was impacted by $326.9 million, or 27.4%, related to prior year adverse reserve development, which was ceded under the ADC, compared to $90.6 million, or 7.6%, in the third quarter of 2016. The third quarter 2017 prior year development charge largely relates to development in the Company’s Specialty Program segment (which contains several programs in lines such as commercial auto and general liability that have performed below expectations and that are in runoff), as well as development in the Small Commercial Business segment and the Specialty Risk and Extended Warranty segment, with development in certain product lines in the international business. The deferred gain related to retroactive reinsurance increased from June 30, 2017 by $323.0 million to $337.1 million. Ceded losses of $400 million were offset by $62.9 million of year to date expense resulting in the aforementioned deferred gain. Additionally, there were $54.2 million of catastrophe losses, which represent 4.5% of the loss ratio, and an impact of reinstatement and accelerated ceded earned premium(5) of $21.6 million, which represents 1.3% of the loss ratio or a combined adjustment of 5.8% in the third quarter of 2017 compared to 1.2% of the loss ratio in the third quarter of 2016. After giving effect to these adjustments, the loss ratio was 72.9% and 59.0% for the third quarter 2017 and 2016, respectively. Catastrophe losses in the third quarter of 2017 primarily resulted from Hurricanes Maria, Irma and Harvey as well as the Mexico City earthquake.

Acquisition costs and other underwriting expense of $337.1 million increased $33.1 million from $304.0 million for the third quarter 2016. The expense ratio was 28.3% compared to 25.4% for the third quarter 2016. The change included an increase of $31.4 million related to the aforementioned $37.9 million reclassification from other underwriting expense to service and fee income. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $138.6 million, down 14.1% from $161.3 million in the third quarter 2016. Higher acquisition costs are attributable in part to a change in business mix, with higher acquisition costs related to our Lloyd's business inclusive of ANV and higher commission related to commercial package policies. Additionally, the expense ratio was negatively impacted by 0.6% for reinstatement and accelerated ceded earned premium(5).
Other expense of $177.4 million increased $38.1 million, or 27.4%, from $139.3 million in the third quarter 2016, reflecting higher administrative, consulting, auditing and legal costs as well as transaction-related costs associated with the transfer of the U.S. Fee businesses.
The Company had a decrease in income tax expense primarily from a decrease in pre-tax income from third quarter 2016 compared to the third quarter 2017. The effective tax rate was 28.3%, compared to 19.9% in the third quarter 2016.
Year-to-Date 2017 Results
Total revenue was $4.5 billion, an increase of $0.5 billion, or 12.0%, from $4.0 billion YTD 2016. Gross written premium was $6.5 billion, an increase of $0.4 billion, or 6.9%, from $6.0 billion YTD 2016. Net written premium was $3.9 billion, an increase of $0.2 billion, or 5.0%, compared to $3.7 billion YTD 2016. Net earned premium was $3.8 billion, an increase of $0.3 billion, or 10.0%, from $3.5 billion YTD 2016. The combined ratio was 109.8% compared to 92.2% YTD 2016. The adjusted underlying combined ratio(2) was 95.5% compared to 85.6% YTD 2016, after giving effect to the adverse development cover and the impact of losses related to catastrophes.
Total service and fee income of $486.4 million increased $99.5 million, or 25.7%, from $387.0 million YTD 2016 and included $81.3 million from related parties in the nine months of 2017 compared to $61.1 million YTD 2016. The increase related to the acquisition of PDP.
Net investment income totaled $173.7 million, an increase of 8.5% from $160.1 million YTD 2016. In addition, YTD 2017 results included net realized gains on investments of $56.6 million, or $36.8 million after-tax, on fixed maturity and equity investments, compared with net realized investment gains of $31.3 million, or $20.3 million after-tax, YTD 2016. Adjusting for the change in the valuation of investments in real estate joint ventures, investment income YTD would have been approximately $195.2 million.
Loss and loss adjustment expense totaled $3.1 billion YTD 2017, compared to $2.3 billion YTD 2016, and resulted in a loss ratio of 82.5% compared with 66.9% YTD 2016. The loss ratio YTD 2017 was 71.5% after giving effect to the prior year development. The loss ratio was impacted YTD 2017 by $418.9 million, or 11.0%, related to prior year adverse reserve development, compared to $193 million, or 5.6%, YTD 2016. Additionally, the Company incurred $103.3 million of catastrophe losses YTD 2017 that impacted the loss ratio by 2.7% and the impact of reinstatement and accelerated ceded earned premium(5) of $21.6 million, which represents 0.4% of a combined adjustment of 3.1% YTD 2017 compared to 1.0% YTD 2016. After adjusting for prior adverse reserve development and loss related to catastrophe event, the loss ratio was 68.3% for YTD 2017.
Acquisition costs and other underwriting expense of $1.04 billion increased $0.17 billion from $0.87 billion YTD 2016. The expense ratio was 27.3% compared to 25.3% YTD 2016, the increase in expense ratio related primarily to Lloyds' business inclusive of ANV and European surety business, as well as higher commissions related to commercial package policies. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $455.9 million, an increase of 1.8% from $447.8 million YTD 2016. Additionally, the expense ratio was negatively impacted by 0.2% for reinstatement and accelerated ceded earned premium(5).
Other expense of $540.1 million increased $137.2 million, or 34%, from $402.9 million YTD 2016, reflecting the acquisition of PDP, and higher administrative, consulting, auditing and legal costs as well as transaction-related costs associated with the transfer of the U.S. Fee businesses.
The Company had a decrease in income tax expense primarily from the decrease in pre-tax income from third quarter 2017 compared to the third quarter 2016. The effective tax rate on a YTD basis is 28.5%.

Total cash and invested assets increased 4.3% to $9.6 billion as of September 30, 2017 compared to $9.2 billion as of December 31, 2016. Total assets of approximately $25.8 billion as of September 30, 2017 increased approximately $3.2 billion, or 14.2%, from approximately $22.6 billion at December 31, 2016. AmTrust's stockholder's equity of $3.5 billion increased 7.5% from $3.3 billion at December 31, 2016.
As of September 30, 2017, the Company's debt-to-capitalization ratio was 27.1%, compared with 27.7% as of December 31, 2016.
During the three months ended September 30, 2017, the Board of Directors declared cash dividends totaling $0.17 per share on the Company's common stock and cash dividends on the following series of non-cumulative preferred stock:

Series	Rate	Dividend
A	6.750%	$0.421875
B	7.250%	$0.453125
C	7.625%	$0.476563
D	7.500%	$0.468750
E	7.750%	$0.484375
F	6.950%	$0.434375

Conference Call:
On November 8, 2017 at 5:30 PM ET, Chairman & CEO Barry Zyskind and EVP & CFO Adam Karkowsky will review these results and discuss business conditions and outlook via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   (877) 755-7421
Toll Dial-in (Outside the U.S):   (973) 200-3087
Conference ID: 95918946
Webcast registration: http://ir.amtrustfinancial.com/events.cfm
Prior to the conference call and webcast, a slide presentation pertaining to the Company's third quarter 2017 earnings will be available on the investor relations section of the Company's website. A replay of the conference call will be available until Wednesday, November 15, 2017, at 11:59 PM ET by dialing either toll-free (855) 859-2056 within the U.S. or (404) 537-3406 for outside the U.S., and entering passcode 95918946, or access http://ir.amtrustfinancial.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. AmTrust is included in the Fortune 500 list of largest companies. For more information about AmTrust, visit www.amtrustfinancial.com, or call AmTrust toll-free at (855) 327-2223.
Forward Looking Statements
This news release contains certain forward-looking statements that are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, projections of the impact of potential errors or misstatements in our financial statements, and estimates of the impact of material weaknesses in our internal control over financial reporting, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, the impact of known or potential errors or misstatements in our financial statements, our ability to timely and effectively remediate the material weaknesses in our internal control over financial reporting and implement effective internal control over financial reporting and disclosure controls and procedures in the future, risks associated with conducting business outside the United States, the impact of Brexit, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd. or National General Holdings Corp., breaches in data security or other disruptions with our technology, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in our filings with the SEC, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. The projections and statements in this news release speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.
Chaya Cooperberg
Chief Communications Officer & SVP Corporate Affairs
chaya.cooperberg@amtrustgroup.com
(646) 458-3332

Jisoo Suh
Director of Investor Relations
jisoo.suh@amtrustgroup.com
(646) 458-3367

AmTrust Financial Services, Inc. Income Statements (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
		As restated		As restated
Gross written premium	$1,990,775	$2,034,098	$6,456,802	$6,040,284

Net written premium	$1,175,757	$1,216,050	$3,891,725	$3,705,165
Change in unearned premium	17,120	(19,814)	(95,607)	(252,895)
Net earned premium	1,192,877	1,196,236	3,796,118	3,452,270

Service and fee income	180,505	133,857	486,447	386,968
Net investment income	61,103	59,919	173,654	160,079
Net realized gain on investments	24,520	8,230	56,590	31,304
Other revenue	266,128	202,006	716,691	578,351
Total revenue	1,459,005	1,398,242	4,512,809	4,030,621
Loss and loss adjustment expense	1,266,118	811,048	3,130,930	2,310,514
Acquisition costs and other underwriting expense	337,086	303,992	1,038,496	870,937
Other expense	177,350	139,251	540,063	402,862
Total expense	1,780,554	1,254,291	4,709,489	3,584,313
(Loss) income before other income (loss), benefit (provision) for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	(321,549)	143,951	(196,680)	446,308
Other income (loss):
Interest expense	(22,873)	(22,124)	(70,703)	(55,910)
(Loss) gain on life settlement contracts net of profit commission	(924)	5,485	6,425	28,891
Foreign currency loss	(62,819)	(10,880)	(139,735)	(78,108)
Gain on sale of policy management system	186,755	—	186,755	—
Gain on acquisition	—	—	—	48,775
Total other income (loss)	100,139	(27,519)	(17,258)	(56,352)
(Loss) income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	(221,410)	116,432	(213,938)	389,956
Benefit (provision) for income taxes	62,588	(23,185)	60,959	(65,952)
Equity in earnings of unconsolidated subsidiaries (related parties)	—	1,954	73,488	12,532
Net (loss) income	(158,822)	95,201	(79,491)	336,536
Net income (loss) attributable to redeemable non-controlling interest and non-controlling interest of subsidiaries	718	(2,975)	(17,010)	(12,809)
Net (loss) income attributable to AmTrust Financial Services, Inc.	(158,104)	92,226	(96,501)	323,727
Dividends on preferred stock	(16,571)	(11,576)	(49,713)	(31,943)
Net (loss) income attributable to AmTrust common stockholders	$(174,675)	$80,650	$(146,214)	$291,784
Operating (loss) earnings(1) attributable to AmTrust common stockholders	$(7,510)	$106,002	$121,100	$364,147

AmTrust Financial Services, Inc. Income Statements (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
		As restated		As restated
(Loss) earnings per common share:
Basic (loss) earnings per share	$(0.89)	$0.47	$(0.80)	$1.68
Diluted (loss) earnings per share	$(0.89)	$0.47	$(0.80)	$1.67
Operating diluted (loss) earnings per share (1)	$(0.04)	$0.61	$0.66	$2.08
Weighted average number of basic shares outstanding	195,891	170,928	182,570	173,173
Weighted average number of diluted shares outstanding	195,891	173,121	182,570	175,151
Combined ratio	134.4%	93.2%	109.8%	92.2%
Adjusted combined ratio (2)	107.0%	93.2%	99.3%	92.2%
Return on common equity	(26.1)%	13.5%	(7.9)%	16.8%
Operating return on equity (1)	(1.1)%	17.7%	6.5%	21.0%
Net realized gain (loss) on investments:
Total other-than-temporary impairment loss	$—	$(9,461)	$—	$(26,417)
Net realized gain recognized on available for sale securities	23,273	14,380	54,575	53,106
Net unrealized gain (loss) on trading securities and other investments	1,247	3,311	2,015	4,615
Net realized investment gain	$24,520	$8,230	$56,590	$31,304

AmTrust Financial Services, Inc. Balance Sheet Summary (in thousands, except book value per common share)

	September 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
Cash, cash equivalents and investments	$9,632,745	$9,235,666
Reinsurance Recoverable	6,062,987	4,329,521
Premium receivables, net	2,920,325	2,802,167
Goodwill and intangible assets	1,329,069	1,243,125
Deferred policy acquisition costs	1,192,417	928,920
Other assets	4,689,816	4,075,269
Total Assets	$25,827,359	$22,614,668
Loss and loss adjustment expense reserves	$12,086,644	$10,140,716
Unearned premium	5,322,203	4,880,066
Debt	1,287,744	1,234,900
Deferred gain on retroactive reinsurance	337,054	—
Other liabilities	3,099,253	2,893,373
Total liabilities	22,132,898	19,149,055
Total stockholders' equity	3,694,461	3,465,613
Total liabilities and stockholders' equity	$25,827,359	$22,614,668
Book value per common share	$13.26	$13.81
Adjusted book value per common share (3)	$14.38	$13.81

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
		As restated		As restated
Reconciliation of net (loss) income attributable to AmTrust common stockholders to operating earnings (1):
Net (loss) income attributable to AmTrust common stockholders	$(174,675)	$80,650	$(146,214)	$291,784
Less: Net realized gain on investments	24,520	8,230	56,590	31,304
Non-cash amortization of intangible assets	(27,462)	(18,229)	(65,226)	(41,639)
Non-cash interest on convertible senior notes	(1,707)	(1,592)	(5,003)	(4,667)
Foreign currency loss	(62,819)	(10,880)	(139,735)	(78,108)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party)	—	—	68,425	—
Gain on acquisition	—	—	—	48,775
Gain on sale of policy management system	186,755	—	186,755	—
One time retroactive reinsurance premium payment and associated claims monitoring fee at net present value	(3,997)	—	(62,946)	—
Deferred gain on retroactive reinsurance	(322,934)	—	(337,054)	—
Tax effect of adjustments reflected above (4)	40,479	(2,881)	$30,880	$(28,028)
Operating (loss) earnings (1) attributable to AmTrust common stockholders	$(7,510)	$106,002	$121,100	$364,147
Reconciliation of loss per diluted share to operating diluted (loss) earnings per share (1):
(Loss) earnings per diluted share	$(0.89)	$0.47	$(0.80)	$1.67
Less: Net realized gain on investments	0.12	0.06	0.31	0.18
Non-cash amortization of intangible assets	(0.14)	(0.11)	(0.36)	(0.24)
Non-cash interest on convertible senior notes	(0.01)	(0.01)	(0.03)	(0.03)
Foreign currency loss	(0.32)	(0.07)	(0.76)	(0.44)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party)	—	—	0.37	—
Gain on acquisition	—	0.02	—	0.28
Gain on sale of policy management system	0.95	—	1.02	—
One time retroactive reinsurance premium payment and associated claims monitoring fee at net present value	(0.02)	—	(0.34)	—
Deferred gain on retroactive reinsurance	(1.64)	—	(1.84)	—
Tax effect of adjustments reflected above (4)	0.21	(0.03)	0.17	(0.16)
Operating (loss) earnings per diluted share (1)	$(0.04)	$0.61	$0.66	$2.08
Reconciliation of return on common equity to operating return on common equity (1):
Return on common equity	(26.1)%	13.5%	(7.9)%	16.8%
Less: Net realized gain on investments	3.7%	1.4%	3.0%	1.8%
Non-cash amortization of intangible assets	(4.1)%	(3.0)%	(3.5)%	(2.4)%
Non-cash interest on convertible senior notes	(0.3)%	(0.3)%	(0.3)%	(0.3)%
Foreign currency loss	(9.4)%	(1.8)%	(7.5)%	(4.5)%
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party)	—%	—%	3.7%	—%
Gain on acquisition	—%	—%	—%	2.8%
Gain on sale of policy management system	27.9%	—%	10.2%	—%
One time retroactive reinsurance premium payment and associated claims monitoring fee at net present value	(0.6)%	—%	(3.4)%	—%
Deferred gain on retroactive reinsurance	(48.2)%	—%	(18.3)%	—%
Tax effect of adjustments reflected above (4)	6.0%	(0.5)%	1.7%	(1.6)%
Operating return on common equity (1)	(1.1)%	17.7%	6.5%	21.0%

AmTrust Financial Services, Inc. Calculation of Underlying Combined Ratio and Adjusted Underlying Combined Ratio (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Combined ratio	134.4%	93.2%	109.8%	92.2%
Unfavorable prior year reserve development ceded under the ADC	(27.4)%	—%	(10.5)%	—%
Adjusted combined ratio	107.0%	93.2%	99.3%	92.2%
Unfavorable prior year reserve development not ceded under the ADC	—%	(7.6)%	(0.5)%	(5.6)%
Catastrophe losses	(4.5)%	(1.2)%	(2.7)%	(1.0)%
Reinstatement and accelerated ceded earned premium(5) related to catastrophe reinsurance on loss ratio	(1.3)%	—%	(0.4)%	—%
Reinstatement and accelerated ceded earned premium(5) related to catastrophe reinsurance on expense ratio	(0.6)%	—%	(0.2)%	—%
Adjusted underlying combined ratio	100.6%	84.4%	95.5%	85.6%

Adjustments to Combined Ratio
"Adjusted combined ratio" represents the combined ratio excluding unfavorable prior year reserve development ceded under the ADC, for which the Company has ceded risk under retroactive reinsurance and not reflecting the economic benefits of the coverage. "Adjusted underlying combined ratio" represents the adjusted combined ratio excluding the impact of unfavorable prior year reserve development not ceded under the ADC, catastrophe losses and reinstatement and accelerated ceded earned premium(5) on catastrophe reinsurance. The Company believes "adjusted combined ratio" and "adjusted underlying combined ratio" provide investors with valuable measures of the performance of the Company’s ongoing businesses because they each reveal trends in the Company’s insurance businesses that may be obscured by including unfavorable prior year reserve development, and the impact of catastrophe losses that may cause the Company’s loss trends to vary between periods as a result of their incidence of occurrence and magnitude, thereby significantly impacting the combined ratio.

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)
	September 30, 2017	December 31, 2016
Stockholders' Equity	$3,694,461	$3,465,613
Less: Preferred stock	913,750	913,750
Less: Non-controlling interest	181,301	196,510
	2,599,410	2,355,353
Add: Deferred reinsurance gain net of tax (3)	219,085	—
Adjusted Book Value	$2,818,495	$2,355,353

Outstanding shares	195,996	170,508

Book Value Per Common Share	$13.26	$13.81
Impact of deferred reinsurance gain	$1.12	$—
Adjusted Book Value Per Common Share (3)	$14.38	$13.81

(1)
References to operating earnings attributable to AmTrust common stockholders ("Operating Earnings"), operating earnings per diluted share ("EPS"), and operating return on common equity are non-GAAP financial measures. Operating Earnings is defined by the Company as net income (loss) attributable to AmTrust common stockholders less net realized gain on investments, non-cash amortization of intangible assets, non-cash interest on convertible senior notes, foreign currency loss, gain resulting from decrease in ownership of equity investment in unconsolidated subsidiaries (related party), gain on sale of policy management system, gain on acquisition, one time retroactive reinsurance premium payment and associated claims monitoring fee at net present value in 2017, unfavorable prior year reserve development under the ADC and related deferred gain on retroactive reinsurance in 2017 and the income tax impact on certain of these aforementioned adjustments(2). Operating Earnings should not be considered an alternative to net income (loss). Operating earnings per diluted share is defined by the Company as Operating Earnings divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to earnings per diluted share. Operating return on common equity is defined by the Company as Operating Earnings divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes Operating Earnings, operating earnings per diluted share, and operating return on common equity are more relevant measures of the Company's profitability because Operating Earnings, operating earnings per diluted share, and operating return on common equity contain the components of net income (loss) upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of Operating Earnings, operating earnings per diluted share, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

(2)
See the table above for our calculation of "Adjusted combined ratio" and "Adjusted underlying combined ratio". These ratios include catastrophe related loss of $75 million during the three months ended September 30, 2017, which includes $54 million catastrophe losses and $21 million of reinstated and accelerated ceded earned premium.

(3)
Adjusted Book Value per Common Share is defined by the Company as stockholders' equity reduced by preferred stock and non-controlling interest plus the deferred reinsurance gain on an after tax basis from ADC. Management believes that this non-GAAP measure is useful in providing investors with a meaningful measure of the Company's underwriting capital. Deferred reinsurance gain from ADC reflects the deferred reinsurance gain resulting from the prior year adverse loss reserve development expenses ceded to the ADC entered into with Premia Holdings Ltd. in June 2017, less related recoveries, and adjusted for tax using the U.S. federal statutory income tax rate of 35%. The related recoveries under the reinsurance agreement will be earned into income as amortization of deferred gain over the estimated claims settlement period. The Company's measure of Adjusted Book Value per Common Share may not be comparable to similarly titled measures used by other companies.

(4)
The Company calculated the income tax effect of certain adjustments using the U.S. federal statutory income tax rate of 35%. Specifically, realized gain on investments, one time retroactive reinsurance premium payment and associated claims monitoring fee at net present value, and unfavorable prior year reserve development and related deferred gain on retroactive reinsurance are predominantly U.S. sourced and, therefore, are subject to tax at 35%. In addition, gain on acquisition is both U.S. and foreign sourced gain that is ultimately subject to tax at 35%. The Company does not report non-cash amortization of intangible assets, non-cash interest on convertible senior notes, or foreign currency loss net of tax. For additional information, please refer to the Company's responses to comment letters from the SEC, which were filed on December 14, 2016 and January 20, 2017 and are available publicly (Form CORRESP).

(5)
Reinstatement and accelerated ceded earned premium is defined by the Company as the acceleration of premiums related to the purchase of XoL reinsurance that is typically expensed on straight-line basis but were accelerated in the quarter due to the Company's current loss estimates projecting that such coverage will be fully exhausted from the quarter’s catastrophes.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
		As restated		As restated
Gross written premium
Small Commercial Business	$1,012,663	$998,071	$3,393,240	$3,124,761
Specialty Risk and Extended Warranty	756,714	598,977	2,285,088	1,779,984
Specialty Program	221,398	437,050	778,474	1,135,539
	$1,990,775	$2,034,098	$6,456,802	$6,040,284
Net written premium
Small Commercial Business	$498,514	$457,871	$1,796,255	$1,684,037
Specialty Risk and Extended Warranty	525,308	448,845	1,591,002	1,233,739
Specialty Program	151,935	309,334	504,468	787,389
	$1,175,757	$1,216,050	$3,891,725	$3,705,165
Net earned premium
Small Commercial Business	$529,079	$516,998	$1,714,568	$1,594,070
Specialty Risk and Extended Warranty	482,818	427,319	1,495,311	1,107,044
Specialty Program	180,980	251,919	586,239	751,156
	$1,192,877	$1,196,236	$3,796,118	$3,452,270
Loss Ratio:
Small Commercial Business	103.2%	66.6%	81.1%	66.5%
Specialty Risk and Extended Warranty	94.9%	68.8%	76.4%	66.5%
Specialty Program	144.5%	68.5%	102.1%	68.4%
Total	106.1%	67.8%	82.5%	66.9%
Expense Ratio:
Small Commercial Business	29.3%	26.1%	28.0%	26.2%
Specialty Risk and Extended Warranty	26.2%	20.2%	25.7%	21.5%
Specialty Program	31.0%	33.0%	29.7%	28.7%
Total	28.3%	25.4%	27.3%	25.3%
Combined Ratio:
Small Commercial Business	132.5%	92.7%	109.1%	92.7%
Specialty Risk and Extended Warranty	121.1%	89.0%	102.1%	88.0%
Specialty Program	175.5%	101.5%	131.8%	97.1%
Total	134.4%	93.2%	109.8%	92.2%